UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FERRO CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Ferro Corporation Investor Presentation Materials April 2012

Agenda A. Ferro’s Commitment to Good Corporate Governance B. Ferro’s Improved Income and Financial Performance C. Proxy Access Proposal D. Board’s Reasons for Opposing the Proposal 2

A.  Ferro’s Commitment to Good Corporate
Governance
• Good corporate governance enhances investor confidence in Ferro and increases shareholder value
• Development and maintenance of sound governance practices is fundamental to Ferro’s strategy and ensures alignment with shareholder interests
• Ferro has taken steps that demonstrate this commitment
Corporate governance principles are designed so that the Board can provide informed, competent and independent oversight
Nine of ten Directors are independent
Four new independent Directors added since December 2009
– Another new independent director candidate on 2012 ballot
Board has an independent Lead Director
Non-management Directors meet regularly
Shareholders may communicate directly with the Lead Director or non-management
Directors
As discussed in our proxy statement, the Compensation Committee has revised executive compensation to more closely tie pay and performance

B.  Ferro’s Improved Income Performance
• Adjusted net income in 2010 and 2011
was significantly improved over prior
periods
• Adjusted loss in 2009 was due to the
global economic downturn
• Adjusted net income (loss) excludes
special charges, including restructuring,
impairments and refinancing charges
Sell-side analysts and institutional
investors generally evaluate
performance on an adjusted basis

Adjusted Net Income ($M)
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
($20.00)
2004
2005
2006 2007 2008
2009
2010 2011

B.  Ferro’s Improved Financial Performance
(continued)
• Restructuring and refinancing charges were much lower in 2011
Total special charges in 2011 were $26.2 million, down from $125.4 million during
2010
Reported earnings improved to $0.36 per diluted share in 2011, compared with $0.06 per diluted share in 2010, in large part, due to reduced special charges
• Improved financial performance in 2010 and 2011 reflects completion of the majority of the manufacturing rationalization and realignment started in 2006
• Lower cost structure, resulting from restructuring initiatives, has helped drive Ferro’s improved adjusted net income performance
• Ferro’s stock price performance in 2011 was consistent with other participants in the global solar energy market (suppliers and solar cell manufacturers)
Stock price performance was not driven by Company-specific performance, but rather, by weak global demand that affected the industry generally

C.  Proxy Access Proposal
• Kenneth Steiner, a retail investor, submitted a non-binding proxy access proposal to several companies, including Ferro
• Proposal requests that Ferro’s Board amend Ferro’s governing documents so that certain shareholders can use Ferro’s proxy statement to nominate Directors
Shareholders (or groups of shareholders) that have held 1% ownership continuously for at least two years
Any group of shareholders of whom 100 or more satisfy the requirements to submit a Rule 14a-8 proposal to Ferro (i.e., held at least $2,000 in value, or 1%, of shares for at least one year)
• Shareholders and groups of shareholders that meet either of these criteria may nominate one individual every year
• Proposal entitles every nominee to include a 500-word statement in proxy statement
• Proposal requires Ferro to deem there to be no change in control regardless of Board turnover

D.  Board’s Reasons for Opposing the Proposal
• Proposal’s eligibility requirements are inappropriately low
Proposal would allow nominations from 1% shareholders (two year hold) and groups of
100+ shareholders with as little as $2,000 per shareholder (one year hold)
Requirements are significantly below those put forward by SEC
• Proposal fails to limit total number of nominations in any year
Approximately 20 shareholders own at least 1% or more of Ferro stock
Over 2,800 shareholders own $2,000 or more in Ferro stock
Shareholders could nominate between 20 and nearly 50 individuals for election to the
Board every year, in addition to the Company’s 3-4 nominees
• Proposal would be impractical and expensive for Ferro to manage

Would  require substantial management time and Company resources
Proposal could have a highly disruptive effect by turning every election into a proxy contest
• Proposal fails to limit total number of individuals who may be elected through proposed process
Board could become fragmented and ineffective
Continual substantial Board member turnover could preclude execution on any long-
term strategy

D.  Board’s Reasons for Opposing the Proposal (continued)
• Proposal fails to require nominating shareholder to disclaim change-in-control intent
• Proposal requires Ferro to take position contrary to existing contracts, may cause it to breach existing contracts, and could affect Company’s ability to obtain financing and enter into other ordinary contracts
Proposal would require Ferro to deem a substantial change in Board membership not to constitute a change in control even when existing contracts provide otherwise
Proposal would require Ferro to permit elections that could cause it to breach change in control provisions in existing financing, commercial, and other agreements
Proposal could undermine Ferro’s ability to obtain financing and enter into ordinary commercial arrangements by preventing Company from agreeing to change in control provisions commonly required in such agreements

D.  Board’s Reasons for Opposing the Proposal (continued)
• Proposal is not necessary because Ferro’s policies and procedures already provide shareholders with opportunity for meaningful input in the Director nomination and election process
Shareholders may recommend Director candidates for consideration by the
Governance & Nomination Committee
Shareholders may nominate Director candidates at annual meetings and solicit proxies in favor of those nominees
Shareholders may cumulate votes in Director elections